Exhibit 10.1

COMMUTATION AGREEMENT

This Commutation Agreement is entered into by the

Navigators Insurance Company, and/or its affiliated and/or subsidiary companies including branch offices.

(Hereinafter referred to as the “Reinsured”)

and

SOMERSET INSURANCE LIMITED

(hereinafter referred to as the “Reinsurer”)

WHEREAS, the Reinsured and the Reinsurer entered into certain reinsurance contracts (the “Reinsurance Contracts”) listed on the attached Schedule; and

WHEREAS, the Reinsured and the Reinsurer desire fully and finally to settle and commute all obligations and liabilities known and unknown under the Reinsurance Contracts.

NOW THEREFORE, it is hereby agreed by and between the Reinsured and Reinsurer as follows:

1.                                       The Reinsurer shall pay to the Reinsured the sum of US $2,977,011.00, representing the full amount of the Reinsurer’s obligations to the Reinsured as set forth in the attached Commutation Settlement Schedule.

2.                                       Upon receipt and in consideration for the sum of US $2,977,011.00 as provided in paragraph 1, the Reinsured hereby releases and discharges the Reinsurer, its officers, directors, shareholders and affiliates, and their heirs, executors, administrators, successors and assigns from any and all liabilities and obligations arising under or related to the Reinsurance Contracts whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including but not limited to all claims, debts, demands, causes of action, suits, duties, adjustments, obligations, offsets, liability for payment of interest, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, doings, omissions, reckoning, damages, judgments, costs, expenses and losses whatsoever relating to or arising in connection with the Reinsurance Contracts.

3.                                       The Reinsurer in consideration of the Reinsured’s execution of this Commutation Agreement does hereby release and discharge the Reinsured, its members, officers, directors, shareholders, and affiliates and their heirs, executors, administrators, successors, and assigns from any and all liabilities and obligations arising under or related to the Reinsurance Contracts whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including but not limited to all claims, debts, demands, causes of action, suits, duties, adjustments, obligations, offsets, liability for payment of interest, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, doings, omissions, reckoning, damages, judgments, costs, expenses and losses whatsoever relating to or arising in connection with the Reinsurance Contracts, it being the mutual intention of the Reinsured and the Reinsurer that this Commutation Agreement shall operate as a full accord and final commutation, satisfaction and release of any and all current and future liabilities arising out of, or in connection with the Reinsurance Contracts.

4.                                       This Commutation Agreement embodies the entire agreement between the Reinsured and the Reinsurer with regard to the subject matter contained herein and this Commutation Agreement may not be changed orally or in writing except by written addendum, signed by the Reinsured and the Reinsurer.  Neither party hereof has relied upon any statement, warranty or representation made by the other, or the other’s agents, servants or employees.

5.                                       This Commutation Agreement shall be of no force or effect unless the payment described in paragraph 1  above has been received by the Reinsured, and until then the Reinsurer shall be obligated to the Reinsured pursuant to the Reinsurance Contracts, and each party shall have all rights, obligations and defenses, as if this Commutation Agreement had never been entered into.

6.                                       The Reinsurer and the Reinsured, including their agents, servants, and employees, hereby expressly agree that the terms and conditions of this Commutation Agreement shall be confidential between the parties and shall not be disclosed to a third party by one party hereto without prior written consent of the other, except when required by the parties’ auditors, governing regulatory bodies, or upon order of a court, arising out of proceedings commenced in a court, or administrative tribunal or arbitration panel.  Either party making disclosure of this Agreement in a manner permitted hereunder shall nonetheless take all reasonable precautions otherwise to protect the confidentiality of this Commutation Agreement.

7.                                       This Commutation Agreement shall be binding upon and inure to the benefit of the Reinsurer and Reinsured and their respective successors and assigns.

8.                                       This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.  The parties agree to submit to the exclusive jurisdiction of the courts of the State of New York and the Federal District Court for the Southern District of New York for the resolution of any disputes arising hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, in duplicate, by their duly authorized representatives.

In New York, New York this 21st day of December, 2004.

BY:	/s/ Paul J. Malvasio
NAVIGATORS INSURANCE COMPANY
For and on behalf of the Reinsured

and in Bermuda this 21st day of December, 2004.

BY:	/s/ Michael Hardy
SOMERSET INSURANCE LIMITED

Somerset Insurance Limited

Schedule of Reinsurance Agreements

Ref. #	Description

117	Trenwick America Reinsurance Corporation (on behalf of itself and as successor by merger to Chartwell Insurance Company) retrocession of Navigators Management Company, Inc. Marine Pool.

123	Insurance Corporation of New York retrocession of Somerset Property, Inc. Property Pool (Somerset Property was subsequently merged into Navigators Management Company, Inc.).

124

United Reinsurance Corporation of New York (subsequently merged into Insurance Corporation of New York and later merged into Trenwick Group) retrocession of Somerset Aviation, Inc. Pool. (Somerset Aviation was later merged into Navigators Insurance Services of Texas, Inc.).

Somerset Insurance Limited

Commutation Settlement Schedule

Due from / (to) Somerset

As of September 30, 2004

As a result of the Trenwick Commutation executed in the 2003 third quarter, Navigators Insurance Company assumed all marine, property and aviation pool assets and obligations of Trenwick and its Affiliated Companies (Ins. Corp. and Chartwell).  The assets assumed included Trenwick’s reinsurance recoverables from Somerset .  This schedule reflects all receivables and payables due from or (to) Somerset Insurance Limited recorded on our accounting records as of September 30, 2004 incuding IBNR loss reserves of $1,070,191.

Upon the execution of the attached commutation agreement and payment of $ 2,977,011 to Navigators by Somerset,  Navigators will release Somerset from all of its obligations and the Trust Account used to secure its obligations to Navigators.

Description	Ref.	U/Y	(1) Balance Due from (to) Somerset	(2) Outstanding Loss Reserves	(3) Unearned Premium Reserves	(4) Return Commission on U/E Premium	(1)+(2)+(3)-(4) Net Total
Inscorp-Marine	117	86-98	$9,670	$343,396	$—	$—	$353,065
Inscorp-Property	123	89-95	76,141	82,799	—	—	158,939
Inscorp-Aviation	124	89-95	1,822	143,390	—	—	145,212

Chartwell-Marine	117	99	35,991	141,664	—	—	177,655

Trenwick-Marine	117	2000-03	209,008	2,044,263	81,764	8,994	2,326,041
Total			$332,630	$2,755,512	$81,764	$8,994	$3,160,914	A

Funds Held Detail			(1) Accrued Reinstatement Premiums	(2) R/I Balances in Course of Collection	(3) Premium in the Course of Collecton	+(1)+(2)+(3) Total
Inscorp-Marine	117	86-98	$(13,389)	$95,141	$671	$82,423
Inscorp-Property	123	89-95	—	75,243	—	75,243
Inscorp-Aviation	124	89-95	(31,855)	(54,820)	(17)	(86,692)

Chartwell-Marine	117	99	—	134,041	1,224	135,265

Trenwick-Marine	117	2000-03	3,452	14,859	262,539	280,850
Total			$(41,792)	$264,464	$264,417	$487,089	B

Profit Commission

		2003	2004	Total
Company	Treaty	Balance Due from (to) Somerset	Balance Due from (to) Somerset	Balance Due from (to) Somerset
Inscorp	117	$128,159	$4,133	$132,292
Chartwell	117	(3,247)	4,297	1,050
Trenwick	117	26,581	143,538	170,119
Total		$151,493	$151,968	$303,461	C

Recap of all Balances	Amount
Accounts	$3,160,914	A
Funds Held	(487,089	) B
Profit Commission	303,461	C
Less: FET	(275)
Due from (to) Somerset	$2,977,011